EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of January 1, 2009, by and between RADNET MANAGEMENT, INC., a Delaware corporation (the “Company”), and MARK D. STOLPER (the “Employee”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the parties hereby agree as follows:

1.           Employment.  The Company hereby employs Employee in the capacity of Executive Vice President and Chief Financial Officer.  Employee accepts such employment and agrees to perform such services as are customary to such office and as shall from time to time be assigned to him by the Company.

2.           Term.  Employee’s employment hereunder shall commence on January 1, 2009 (the “Commencement Date”) and shall continue until terminated as provided in Section 5. Employee’s employment will be on a full-time basis requiring the devotion of such amount of his professional time as is necessary for the efficient operation of the business of the Company.   Notwithstanding the above, employee shall be permitted to hold directorships in companies not in competition with RadNet, positions with charitable organizations, passive business interests and personal investments.

3.           Compensation and Benefits.

3.1.           Salary.  For the performance of Employee’s duties hereunder, the Company shall pay Employee an annual salary of $350,000, payable (after deducting required withholdings) in accordance with the Company’s ordinary payroll practices.

3.2.           Bonus.  Employee will be a participant in all Company bonus or incentive compensation plans that are generally available to the Company’s corporate officers.

3.3.           Benefits.  Employee shall be entitled to such medical, disability and life insurance coverage and such vacation, sick leave and holiday benefits, if any, and any other benefits as are made available to the Company’s corporate officers, all in accordance with the Company’s benefits program in effect from time to time.

3.4.           Reimbursement of Expenses.  Employee shall be entitled to be reimbursed for all reasonable expenses, including but not limited to expenses for travel, meals and entertainment, incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business; provided, however, that the Company requires as a condition to such reimbursements, that Employee comply with the Company’s expense reimbursement policies.

3.5.           Annual Review.  The Company’s Board of Directors (or, if delegated by the Board of Directors, the Company’s Compensation Committee or Chief Executive Officer) will, on an annual basis, review Employee’s performance and compensation hereunder (including salary, bonus and stock options and/or other equity incentives).

4.           Change of Control.

4.1.           In the event of a Change of Control of the Company (as defined below), all options, warrants and any other deferred equity compensation then granted to Employee which are unvested at the date of the Change of Control will vest.

4.2.           Definition.  As used herein, a “Change of Control” of the Company shall be deemed to have occurred when:

(a)           The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 4, the following acquisitions shall not constitute a Change of Control:  (w) any acquisition by the Company; (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (y) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) below; or

(b)           During any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)           Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this section, (i) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof, (ii) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto, and (iii) “Effective Date” means the effective date of this Agreement; provided, however, that with respect to the treatment of stock options or other stock-based awards, “Effective Date” shall mean the effective date of the plan under which such options or awards are granted, to the extent that the existence of a Change in Control is measured by reference to such effective date.

5.           Termination.

5.1.           Termination Events.  Employee’s employment hereunder will terminate upon the occurrence of any of the following events:

(a)           Employee dies;

(b)           the Company, by written notice to Employee or his personal representative, discharges Employee due to Employee’s Disability (as defined below);

As used in this Agreement, the term “Disability” shall mean that for a period of at least 120 days during any twelve consecutive month period on account of a mental or physical condition, Employee is unable to perform the essential functions of his job for the Company, with or without reasonable accommodation.  The determination of Employee’s Disability shall be made (a) by a medical physician selected or agreed to by the Company or (b) upon mutual agreement of the Company and Employee or his personal representative.  All costs relating to the determination of whether Employee has incurred a Disability shall be paid by the Company.  Employee shall submit to any examination that is reasonably required by an examining physician for purposes of determining whether a Disability exists.

(c)           Employee is discharged by the Company for Cause (as defined below):

As used in this Agreement, the term “Cause” shall mean:

(i)           Employee’s conviction of (or plea of guilty or nolo contendere to) (A) any felony or (B) any misdemeanor involving fraud or dishonesty in connection with the performance of his duties hereunder or moral turpitude; or

(ii)           the willful and continued failure of Employee for a total of 10 days (which need not be consecutive days) within any fiscal year of the Company to substantially perform his duties with the Company (other than any such failure resulting from illness or Disability) after a written demand for substantial performance from the Company is delivered to Employee, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed his duties, or

(iii)           Employee has willfully engaged in misconduct which has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company.

For purposes of this Section, no act or failure to act on Employee’s part shall be considered “willful” unless Employee acted in bad faith or without a reasonable belief that Employee’s action or omission was in the best interest of the Company.

(d)           Employee is discharged by the Company for any reason other than for Cause or Disability, which the Company may do at any time;

(e)           Employee voluntarily terminates his employment due to either (i) a material default by the Company in the performance of any of its obligations hereunder, or (ii) an Adverse Change in Duties (as defined below), which default or Adverse Change in Duties remains unremedied by the Company for a period of ten days following its receipt of written notice thereof from Employee (which notice must reasonably describe the facts claimed by Employee to constitute the default or Adverse Change in Duties) (the reasons described in items (i) and (ii) of this paragraph being referred to herein as “Good Reason”); or

(f)           Employee voluntarily terminates his employment for any reason other than Good Reason, which Employee may do at any time with at least 30 days’ advance notice.

As used in this Agreement, “Adverse Change in Duties” means an action or series of actions taken by the Company and/or the Board of Directors of the Company, without Employee’s prior written consent, which results in:

(i)           A change in Employee’s reporting structure, titles, job duties or job functions which results in a material diminution of his status, control, authority or level of responsibility; or

(ii)           The assignment to Employee of any positions, duties or responsibilities which are materially inconsistent with Employee’s positions, duties and responsibilities or status with the Company; or

(iii)           A requirement by the Company that Employee be based or perform his duties anywhere other than (i) where they are currently performed, or (ii) at the Company’s corporate office location on the date of this Agreement.

5.2.           Effects of Termination.

(a)           Upon termination of Employee’s employment hereunder for any reason, the Company will promptly pay Employee all compensation owed to Employee and unpaid through the effective date of termination (including without limitation salary and Employee’s properly documented expense reimbursements).

(b)           In addition, if Employee’s employment is terminated under Sections 5.1 (d) or (e), then the Company shall also pay Employee, not later than the fifteenth day after the effective date of such termination of employment, a lump sum severance payment in an amount equal to the sum of the product of Employee’s then current annual salary for one year multiplied by two.  In addition, all options, warrants and any other deferred equity compensation then granted to Employee which are unvested at the date the Employee’s employment is terminated under Sections 5.1 (d) or (e) will immediately vest.

In addition, the Company shall continue to provide Employee with medical and life insurance coverage in accordance with the Company’s benefits program described in Section 3.3 until the earlier of (i) the two-year anniversary of the effective date of Employee’s termination of employment or (ii) the date on which Employee obtains substantially equivalent benefits from another party.

5.3.           Confidentiality After Termination.  Immediately upon Employee's execution of this Agreement and on an on-going basis, the Company agrees that it shall provide to Employee confidential information and trade secrets of the Company and its business  (“Confidential Information”). In consideration of, among other things, the Company’s obligation to disclose confidential information to Employee and his receipt of that confidential information, Employee agrees that during his employment with the Company and for the one year period following the termination of Employee’s employment hereunder, Employee will not, directly or indirectly, whether as an individual, employee, director, consultant, investor, stockholder, partner, agent, principal, lender or advisor, or in any other capacity whatsoever, and whether personally or through other persons:

(a)           provide services, to the extent any such services require his use of Confidential Information, to any person, firm, corporation or other business enterprise whose primary business involves (i) owning or operating diagnostic imaging centers or the provision of diagnostic imaging services, (ii) providing administrative, management or other information services to radiology practices or (iii) providing management services in the area of radiology, in each case unless he obtains the prior written consent of the Company.

(b)           solicit, or attempt to encourage or solicit, any individual to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships between the Company and its current or prospective employees or any employee who has been employed by the Company within ninety days preceding Employee's termination.

(c)           utilize Confidential Information to directly or indirectly induce or attempt to induce any provider, payor, customer, supplier, distributor, licensee or other business relation of the Company to cease doing, or curtail, business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

If any restriction set forth in this paragraph is held to be unreasonable and/or unenforceable as written, Employee and the Company agree that the restriction may be reformed to make it enforceable, and the restriction shall remain in full force and effect as reformed.

Employee acknowledges that the restrictions contained in this paragraph in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of this paragraph would result in irreparable injury to the Company, and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the foregoing restrictive covenants.  In the event of a breach or a threatened breach by Employee of any provision in this paragraph, the Company shall be entitled to cease making any and all payments otherwise payable to Employee on termination under this Agreement and to seek a temporary restraining order and injunctive relief restraining Employee from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach.  Nothing contained in this paragraph shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs.  The restrictions in this paragraph shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.

If Employee violates any of the restrictions contained in this paragraph, the restrictive period will be suspended and will not run in favor of Employee from the time of the commencement of any violation until the time when Employee cures the violation to the Company’s satisfaction.

Upon Termination, Employee shall return to the Company any and all Confidential Information relating to the Company and its Business.

6.           General Provisions.

6.1.           Assignment.  Employee shall not assign or delegate any of his rights or obligations under this Agreement without the prior written consent of the Company, and any attempted assignment without the Company’s consent shall be void ab initio.  The Company may assign this Agreement to any successor of the Company or any purchaser of all or substantially all of the assets of the Company.

6.2.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter.  In the case of any conflict between the terms of this Agreement and any option agreement or similar instrument, the terms of this Agreement shall control.

6.3.           Modifications.  This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

6.4.           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

6.5.           Governing Law.  This Agreement is performable in whole or in part in Los Angeles County, California wherein exclusive venue shall lie for any proceeding, claim or controversy, and shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any conflict-of-laws principles.

6.6.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

6.7.           Further Assurances.  The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

6.8.           Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to Radnet Management, Inc., 1510 Cotner Ave., Los Angeles, CA 90025-3303, attention:  General Counsel; and in the case of Employee, to the address shown for Employee on the signature page hereof.

6.9.           No Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

6.10.           Legal Fees and Expenses.  In the event of any disputes under this Agreement, each party shall be responsible for its own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

6.11.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.12.           Arbitration. Any controversy, dispute or claim (“Claim”) whatsoever between Employee, on the one hand, and Company, or any of its employees, directors, officers, and agents (collectively “Company Parties”), on the other hand, shall be settled by binding arbitration, at the request of either party, in accordance with the Employment Dispute Resolution Procedures of the American Arbitration Association or other similar organization agreed to by the parties.  The claims covered by this Agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied) tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation or ordinance, except for claims for worker’s compensation or unemployment insurance benefits.  Nothing contained in this Agreement shall prohibit Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission and/or the Department of Fair Employment and Housing, and cooperating in the investigation of such.

The chosen arbitration administrator shall give each party a list of names drawn from its panel of employment arbitrators.  The arbitrator shall apply California substantive law and the California Evidence Code to the proceeding.  The demand for arbitration must be in writing and made within the applicable statute of limitations period.  The arbitration shall take place in Los Angeles County, California.  The parties shall be entitled to conduct reasonable discovery, including, without limitation, conducting depositions, requesting documents and propounding interrogatories.  The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery.  The arbitrator shall prepare in writing and provide to the parties a decision and award, which shall include factual findings and the reasons upon which a decision is based.

Except as otherwise required by law, the decision of the arbitrator shall be binding and conclusive on the parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.  The fees for the arbitrator shall be paid by Company.  Each party shall bear its or his own fees and costs incurred in connection with the arbitration except for any attorneys’ fees or costs which are awarded to a party by the Arbitrator pursuant to a statute or contract which provides for recovery of such fees and/or costs from the other party.

Both Company and the Employee understand and agree that by using arbitration to resolve any Claims between Employee and Company or any or all the Company Parties they are giving up any right that they may have to a judge or jury trial with regard to those Claims.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

COMPANY:		EMPLOYEE:
RADNET MANAGEMENT, INC.

By:	/s/ Howard G. Berger, M.D.	/s/ Mark D. Stolper
	Howard G. Berger, M.D., President	Mark D. Stolper